EXHIBIT 99.1

PACCAR	PACCAR Inc
Press Release	Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

Contact: Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

Robert Parry Named to PACCAR Board

October 4, 2004, Bellevue, Washington – Robert T. Parry has been named to PACCAR Inc’s Board of Directors, effective December 7, 2004, according to Mark C. Pigott, PACCAR chairman and chief executive officer.

Robert T. Parry was president and chief executive officer of the Federal Reserve Bank of San Francisco from 1986 until his retirement in June 2004.  In that position, he served on the Federal Open Market Committee of the Federal Reserve, the governmental body that sets monetary policy and interest rates.  Prior to joining the Federal Reserve, Mr. Parry spent 16 years with Security Pacific Bank culminating in the position of executive vice president and chief economist.  Mr. Parry earned a Ph.D. in economics from the University of Pennsylvania.  He is also a director of Countrywide Financial Corp (NYSE:  CFC).

“PACCAR is very pleased that Mr. Parry will be joining the Board.  His thorough understanding of the economic factors influencing the national marketplace and his impressive background in financial services provide a unique perspective that will benefit PACCAR and its shareholders,” said Mark Pigott.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates.  It also provides financial services and distributes truck parts related to its principal business.  In addition, the Bellevue, Washington-based company manufactures industrial winches under the Braden, Gearmatic and Carco nameplates.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

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